UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 4, 2005

BRIDGE BANCORP, INC.
(Exact name of the registrant as specified in its charter)

New York	000-18546	11-2934195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2200 Montauk Highway
Bridgehampton, New York	11932
(Address of principal executive offices)	(Zip Code)

(631) 537-1000
(Registrant’s telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 1.02. Termination of a Material Definitive Agreement.

Reference is made to the disclosure provided under Item 5.02 regarding the termination of an employment agreement with an executive officer.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Company today announced that, as of November 4, 2005, the employment of Christopher Becker as Executive Vice President and Chief Operating Officer of Bridge Bancorp, Inc. and its wholly owned subsidiary, The Bridgehampton National Bank, has been terminated by mutual agreement of the parties. As a result, the employment agreement between the Company, the Bank and Mr. Becker, dated as of January 1, 2001, has been terminated. Mr. Becker has agreed to release the Company and the Bank from all claims relating to his previous employment and the termination of his employment with the Company and the Bank, and has further agreed not to compete with the Bank in Suffolk County for a 15-month period. In consideration of the foregoing, the Bank and the Company agreed to continue payments to him at his current annual rate of salary during the 15-month period.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

Attached as Exhibit 99.1 is the Company’s press release dated November 4, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bridge Bancorp, Inc.
(Registrant)

By: /s/ Thomas J. Tobin
Thomas J. Tobin
Chief Executive Officer

Dated: November 4, 2005